EXHIBIT 99.1

NOTICE OF REDEMPTION

Regal MD Statutory Trust II

2,500 Floating Rate Capital Securities (the “Capital Securities”)

(Liquidation Amount $1,000.00 per Capital Security)

and

78 Floating Rate Common Securities (the “Common Securities”)

(Liquidation Amount $1,000.00 per Common Security)

(the “Common Securities” and collectively with the “Capital Securities,” the “Securities”)

Notice is hereby given pursuant to Annex I of the Amended and Restated Declaration of Trust (the “Trust Agreement”) dated as of December 15, 2005 between WesBanco, Inc. (successor-in-interest to Regal Bancorp, Inc.), as Sponsor (the “Sponsor”), Wilmington Trust Company as Institutional Trustee (the “Institutional Trustee”) and the Administrators named therein that the Sponsor has elected to exercise its right to redeem its Floating Rate Junior Subordinated Deferrable Interest Debentures due 2035 (the “Debentures”).  As a result, Regal MD Statutory Trust II (the “Trust”) is required to use the proceeds received from such redemption to redeem its Securities.

The redemption date for the Securities will be March 16, 2020 (the “Redemption Date”).  In accordance with the Trust Agreement and the Securities, the redemption price to be paid by the Trust for the Securities is 100% of the Liquidation Amount of the Securities plus accrued and unpaid interest to the Redemption Date (the “Redemption Price”).  The Redemption Price shall become due and payable on the Redemption Date in respect of each surrendered Securities and interest on each Securities (whether or not surrendered) shall cease to accrue on and after the Redemption Date.

In order to receive payment of the Redemption Price, the Securities certificates must be presented and surrendered to the Institutional Trustee, as paying agent (“the “Paying Agent”) at the address indicated below:

By First Class/Registered/Certified Mail or Overnight Courier:

Wilmington Trust Company

1100 North Market Street

Rodney Square North

Wilmington, DE  19890

Attn:  Workflow Management – 5th Floor

Telephone:  (302) 636-6524

The method of delivery of the Securities is at the election and risk of the holder surrendering the Securities and delivery will be deemed made only when actually received by the Paying Agent.  If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested.

NOTICE

Amounts may be deducted and withheld from the Redemption Price as required by U.S. federal tax law.  When presenting your Securities, you must provide the applicable withholding agent with a properly completed and executed IRS Form W-9 or applicable IRS Forms W-8, as the case may be.

Dated:  February 5, 2020